Exhibit 99.1

AMERICAN ASSETS TRUST, INC. ANNOUNCES PRICING OF $500

MILLION OF 3.375% SENIOR UNSECURED NOTES DUE 2031

SAN DIEGO, Jan. 14, 2021 (GLOBE NEWSWIRE) — American Assets Trust, Inc. (NYSE: AAT) (the “company”) today announced that its operating partnership, American Assets Trust, L.P. (the “operating partnership”), has priced a public offering of $500 million aggregate principal amount of 3.375% senior notes due 2031 (the “Notes”). The Notes were priced at 98.935% of the principal amount and will mature on February 1, 2031. The offering is expected to settle on January 26, 2021, subject to the satisfaction of customary closing conditions. The Notes will be fully and unconditionally guaranteed by the company.

The operating partnership intends to use the net proceeds from this offering as follows: approximately $175 million for the development of La Jolla Commons III, approximately $155 million to repay its Series A Senior Guaranteed Notes, approximately $100 million to repay outstanding borrowings under its revolving credit facility, and the remainder for working capital and general corporate purposes.

Wells Fargo Securities, LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC acted as joint book-running managers of this offering.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by the company and the operating partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, by email at wfscustomerservice@wellsfargo.com or by telephone at 1-800-645-

3751; BofA Securities, Inc., Attn: Prospectus Department, at 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, by telephone at (800) 294-1322 or by email dg.prospectus_requests@bofa.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email at prospectus@morganstanley.com or by telephone at 1-866-718-1649.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii. The company’s office portfolio comprises approximately 3.4 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607